EXHIBIT 99.1

MannKind Corporation Reports 2015 Second Quarter Financial Results

- Conference Call at 9:00 AM ET on August 10, 2015 -

VALENCIA, Calif., Aug. 10, 2015 (GLOBE NEWSWIRE) -- MannKind Corporation (Nasdaq:MNKD) today reported financial results for the second quarter ended June 30, 2015.

For the three and six months ended June 30, 2015, product shipments of Afrezza, our novel rapid-acting inhaled insulin therapy, were $5.9 million and $13.0 million, respectively, which we recorded as deferred product sales from our collaboration with Sanofi. For the quarter ended June 30, 2015, our portion of the loss sharing arrangement with Sanofi related to Afrezza was $12.8 million, which we subsequently financed by way of an advance under the loan facility with an affiliate of Sanofi after June 30, 2015. The amount currently outstanding under the Sanofi loan facility is now $28.4 million, which includes $0.2 million in paid-in-kind interest.

For the second quarter of 2015, total operating expenses decreased from $69.8 million to $24.1 million, a decline of 65.5% compared to the same quarter in 2014, primarily due to Afrezza having moved out of clinical development into the commercial market. Additionally, non-cash stock compensation from the non-recurring achievement of performance and modification events in 2014 decreased in the second quarter of 2015 as compared to the second quarter of 2014. Research and development expenses decreased from $37.3 million to $7.7 million, a decrease of 79.4%, reflecting the transition from development to commercial activities. General and administrative expenses decreased from $32.5 million to $10.6 million, a reduction of 67.4%, mainly due to the decrease in non-cash stock compensation expense. Offsetting the total decrease of $51.5 million in R&D and G&A for the second quarter of 2015 was product manufacturing costs of $5.7 million. We did not recognize any product manufacturing costs in the second quarter of 2014 as we had not yet commenced commercialization of Afrezza.

For the first six months of 2015, operating expenses were $45.8 million, a decline of 58.8% compared to the same period in 2014. Total research and development expenses for the six months ended June 30, 2015 were $17.1 million, a decline of 73.1% compared to the same period in 2014, primarily due to reduced non-cash stock compensation expense resulting from the non-recurring achievement of performance and modification events in 2014 and in the first quarter of 2015. General and administrative expenses for the six months ended June 30, 2015 were $21.1 million, a decrease of 55.9% compared to the same period in 2014, primarily due to reduced non-cash stock compensation expense resulting from the non-recurring achievement and modification events in 2014 and in the first quarter of 2015.

The net loss for the second quarter of 2015 was $28.9 million, or $0.07 per share, based on 401.0 million weighted average shares outstanding, compared with a net loss of $73.4 million, or $0.19 per share, based on 380.8 million weighted average shares outstanding for the second quarter of 2014. The number of common shares outstanding at June 30, 2015 was 412.3 million.

Cash and cash equivalents were $107.2 million at June 30, 2015, compared to $120.8 million in the first quarter of 2015. During the second quarter of 2015, we received $6.7 million in proceeds from warrant and option exercises, $5.5 million in payments from Sanofi for product shipments, and $2.1 million in proceeds from our at-the-market sales facility. Currently, $30.1 million remains available to borrow under our amended loan arrangement with The Mann Group.

Conference Call

MannKind management will host a conference call to discuss these results today, August 10, 2015, at 9:00 a.m. Eastern Time. During the conference call, management may discuss the status of the recently announced exchange transactions with the holders of MannKind's 5.75% Senior Convertible Notes due 2015 ("2015 notes") and possible additional transactions relating to the 2015 notes. To participate in the call please dial (800) 708-4540 or (847) 619-6397 and use the participant passcode: 3859 3128. Those interested in listening to the conference call live via the Internet may do so by visiting MannKind's website at http://www.mannkindcorp.com.

A telephone replay will be accessible for approximately 14 days following completion of the call by dialing (888) 843-7419 or (630) 652-3042 and use the participant passcode: 3859 3128#. A replay will also be available on MannKind's website for 14 days.

About MannKind Corporation

MannKind Corporation (Nasdaq: MNKD) focuses on the discovery, development and commercialization of therapeutic products for patients with diseases such as diabetes. MannKind maintains a website at http://www.mannkindcorp.com to which MannKind regularly posts copies of its press releases as well as additional information about MannKind. Interested persons can subscribe on the MannKind website to e-mail alerts that are sent automatically when MannKind issues press releases, files its reports with the Securities and Exchange Commission or posts certain other information to the website.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties. Words such as "believes", "anticipates", "plans", "expects", "intend", "will", "goal", "potential" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon MannKind's current expectations. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, the extent to which MannKind's collaboration with Sanofi for commercialization of Afrezza is able to generate significant product sales for MannKind, difficulties or delays in obtaining regulatory feedback or completing and analyzing the results of clinical studies, MannKind's ability to manage its existing cash resources or raise additional cash resources, the extent to which MannKind's outstanding indebtedness pursuant to its 2015 notes is converted into or exchanged for equity and MannKind's ability to otherwise refinance or repay such notes, stock price volatility and other risks detailed in MannKind's filings with the Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the quarter ended March 31, 2015. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and MannKind undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this press release.

(Tables to follow)

MannKind Corporation
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands)

	Three months ended		Six months ended
	June 30,		June 30,
	2015	2014	2015	2014

Revenue	$ —	$ —	$ —	$ —

Operating expenses:
Research and development	7,737	37,323	17,115	63,506
General and administrative	10,623	32,523	21,102	47,752
Product Manufacturing	5,691	—	7,573	—

Total operating expenses	24,051	69,846	45,790	111,258

Loss from operations	(24,051)	(69,846)	(45,790)	(111,258)
Other income (expense)	(10)	(370)	1,403	(6,260)
Interest expense on note payable to principal stockholder	(721)	(721)	(1,435)	(1,435)
Interest expense on notes	(4,131)	(2,429)	(13,753)	(6,471)
Interest income	3	1	6	2

Net loss	(28,910)	(73,365)	(59,569)	(125,422)

Net loss per share — basic and diluted	$ (0.07)	$ (0.19)	$ (0.15)	$ (0.33)

Shares used to compute basic and diluted net loss per share	401,018	380,770	399,972	374,810

MannKind Corporation
Condensed Consolidated Balance Sheet
(Unaudited)
(in thousands)

	June 30, 2015	December 31, 2014

Assets
Current assets:
Cash and cash equivalents	$ 107,187	$ 120,841
Receivables from collaboration	4,748	50,436
Inventory	19,816	9,670
Prepaid expenses and other current assets	14,076	20,206
Total current assets	145,827	201,153
Property and equipment — net	193,868	192,127
Deferred product costs from collaboration	10,831	—
Other assets	2,025	1,159
Total	$ 352,551	$ 394,439

Liabilities and Stockholders' Deficit

Accounts payable	$ 5,190	$ 7,394
Accrued expenses and other current liabilities	13,930	26,206
Facility financing obligation	73,757	72,995
Senior convertible notes	64,123	99,355
Deferred product sales from collaboration	13,404	436
Deferred payments from collaboration	171,850	196,967
Current liabilities	342,254	403,353
Note payable to related party	49,521	49,521
Sanofi loan facility and loss share obligation	28,415	3,034
Senior convertible notes	35,713	—
Other liabilities	12,123	12,301
Stockholders' deficit	(115,475)	(73,770)
Total	$ 352,551	$ 394,439
CONTACT: Company Contact:
         Matthew J. Pfeffer
         Chief Financial Officer
         661-775-5300
         mpfeffer@mannkindcorp.com